Exhibit 5

[LETTERHEAD OF PRESTON GATES & ELLIS LLP]

OPINION OF PRESTON GATES & ELLIS LLP

October 16, 2003

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Microsoft Corporation (“Microsoft”) in connection with the registration with the Securities and Exchange Commission on Form S-3 of 635,000,000 shares of Microsoft’s common stock, par value $.00000625 per share (the “Shares”), which may be issued upon exercise of stock options to be received by JP Morgan Chase Bank (the “Options”). In connection with that registration, we have reviewed the proceedings of the Board of Directors of Microsoft relating to the registration and proposed issuance of the common stock, the Articles of Incorporation of Microsoft and all amendments thereto, the Bylaws of Microsoft and all amendments thereto, the Options and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares when issued in conformance with the terms and conditions of the Options, will be legally issued, fully paid, and nonassessable under the Washington Business Corporation Act.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Legal Matters” in the registration statement.

Very truly yours,

PRESTON GATES & ELLIS LLP

/s/    Richard B. Dodd

By: Richard B. Dodd